Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

n e w s r e l e a s e

FOR MORE INFORMATION, CONTACT:

Mary Sellers
Humana Corporate Communications
Phone: (502) 580-3689
E-MAIL: msellers1@humana.com

Humana establishes contingency plan for providers to process their non-compliant electronic transactions after HIPAA deadline

LOUISVILLE, KY - Oct. 15, 2003 - Humana Inc. (NYSE: HUM) announced today that it has implemented a contingency plan to accept non-compliant electronic transactions from providers after the Oct. 16, 2003 federal Health Insurance Portability and Accountability Act (HIPAA) compliance deadline.

      Recent guidance from the Centers for Medicare and Medicaid Services (CMS) stated that covered entities making a good faith effort to comply with HIPAA transactions and code-set standards may implement contingency plans to maintain their operations and cash flow.

      In September 2002, Humana began testing and introducing HIPAA-compliant transactions in a "live" production environment. To encourage more providers to use HIPAA-compliant electronic formats, Humana offers online testing to any trading partner at no charge so that their transactions can be validated.

      Humana will continue to accept and process transactions sent in pre-HIPAA electronic formats while physicians, hospitals and clearinghouses that file claims on behalf of providers who are showing a "good-faith effort" continue implementing their plans to meet HIPAA standards.

      This contingency plan will be in place until all providers and clearinghouses are capable of transmitting fully compliant standard transactions as defined in the HIPAA implementation guidelines or until CMS begins enforcement of the HIPAA Electronic Data Interchange regulations. Only approximately 10 percent of all electronic transactions currently received by Humana are HIPAA compliant.

      "By implementing this contingency plan, Humana demonstrates its commitment to work with its providers in the transition to HIPAA-compliant electronic transactions," said Bill Baldwin, HIPAA project director for Humana. "At the same time, medical professionals taking care of our members' health needs can continue to do so knowing that their electronic claims will be processed."

      Management believes that the implementation of its contingency plans will minimize any disruptions in its business operations during the transition period.

About Humana

      Humana Inc., headquartered in Louisville, Ky., is one of the nation's largest publicly traded health benefits companies, with approximately 6.6 million medical members located primarily in 18 states and Puerto Rico. Humana offers coordinated health insurance coverage and related services - through traditional and Internet-based plan - to employer groups, government-sponsored plans and individuals. More information regarding Humana is available via the Internet at www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings press releases;
  Audio archive of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned participation in investor conferences).

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